Exhibit 99.1

At the Company:
Jeff Frericks
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

For immediate release

Forest City Enterprises, Inc. Prices Offering of
32.5 Million Shares of Class A Common Stock

CLEVELAND, Ohio – May 6, 2015 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced the pricing of its previously announced public offering of 32.5 million shares of Class A common stock at $22.50 per share. The company has granted the underwriters a 30-day option to purchase up to an additional 4.875 million shares. Subject to customary closing conditions, the offering is expected to close on May 12, 2015.

The joint book-running managers for this offering are BofA Merrill Lynch, Goldman, Sachs & Co., Citigroup, Barclays and Morgan Stanley.

The company estimates that net proceeds from this offering will be approximately $701.2 million, after deducting underwriting discounts, commissions and estimated transaction expenses payable by the company, or approximately $806.5 million if the underwriters’ option is fully exercised. Forest City intends to use up to $400 million of the net proceeds to finance its previously announced acquisition of the 49 percent equity interest of Health Care REIT, Inc. in seven life-science office buildings and two parking facilities at University Park at MIT in Cambridge, Massachusetts. It further intends to use remaining net proceeds to pay off or otherwise reduce debt and for general corporate purposes.

Copies of the final prospectus supplement relating to these securities may be obtained by contacting BofA Merrill Lynch, Goldman, Sachs & Co., or Citigroup, by contacting BofA Merrill Lynch at 222 Broadway, New York, NY 10038, Attention: Prospectus Department or e‐mailing at dg.prospectus_requests@baml.com; calling Goldman, Sachs & Co. toll free at 1‐866‐471‐2526 or by emailing prospectus‐ny@ny.email.gs.com; or by contacting Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or calling toll free at 1‐800‐831‐9146.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

Corporate Description
Forest City Enterprises, Inc. is an NYSE-listed national real estate company engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States.

Safe Harbor Language
Statements made in this press release regarding the offering of shares of Class A common stock are forward‐looking statements. The company may be unable to close the offering of Class A common stock. Risks and other factors that could cause the offering not to be completed including the company’s inability to satisfy the applicable closing conditions, as well as other risks listed from time to time in the company’s filings with the SEC, including but not limited to, the company’s annual and quarterly reports. The company has no obligation to revise or update any forward‐looking statements, other than imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.